SITESTAR CORPORATION

and Subsidiaries

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2017

	Sitestar Corporation	Mt. Melrose	Pro Forma Total
Revenues	$ 9,094,051	$ 543,637	$ 9,637,688
Cost of revenues	4,541,029	222,435	4,763,464
Gross profit	4,553,022	321,202	4,874,224
Selling, general and administrative expenses	2,499,661	441,525	2,941,186
Income (loss) from operations	2,053,361	(120,322)	1,933,039
Other income (expense), net	131,506	(132,500)	(994)
Net income (loss)	$ 2,184,867	$ (252,823)	$ 1,932,044
Earnings per share, basic and diluted	0.01		0.01
Weighted average number of shares, basic and diluted	304,634,346		304,634,346